Issuer Free Writing Prospectus Filed pursuant to Rule 433 Registration No. 333 - 252225 February 2, 2021

Forward Looking Statements 2 All statements pertaining to future financial and/or operating results, future growth in research, clinical development, and potential opportunities for Biophytis SA (the “Company”) and its products, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward - looking statements. Any statements that are not historical fact (including, but not limited to, statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates”) should also be considered to be forward - looking statements. By their nature, forward - looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and other risks discussed in the Company’s registration statement on Form F - 1 and other reports filed with the Securities and Exchange Commission (the “SEC”), which are available for review at http://www.sec.gov/. Actual results may differ materially from the results anticipated in these forward - looking statements and as such should be evaluated together with the many uncertainties that affect the Company's business. Any forward - looking statements that we make in this presentation speak only as of the date of such statement, and we undertake no obligation to publicly update or review such statements to reflect events or circumstances after the date of this presentation, except as required by law.

Free Writing Prospectus Statement 3 This presentation highlights basic information about us and the offering to which this communication relates. We have filed a registration statement on Form F - 1 (including a preliminary prospectus) with the SEC for the offering to which this presentation relates. The registration statement has not yet become effective. Before you invest, you should read the preliminary prospectus in the registration statement (including the risk factors described therein) and other documents we have filed with the SEC for more complete information about the Company and the offering. You may get these documents for free by visiting EDGAR on the SEC web site at http://www.sec.gov/. The preliminary prospectus, dated February 2, 2021, is available on the SEC web site at http://www.sec.gov/. Alternatively, the Company or the underwriter participating in the offering will arrange to send you a copy of the preliminary prospectus if you contact H.C. Wainwright & Co., LLC, by emailing placements@hcwco.com or via telephone by calling +1 (646) 975 - 6996.

4 Prevent disabilities (muscular, respiratory and vision) and increase health span for patients suffering from age - related diseases Our small molecules are aimed at stimulating biological resilience and are d eveloped through a drug discovery platform based on a reverse pharmacology approach COVID - 19 & Neuromuscular diseases Retinal diseases Our goal Drug candidate Sarconeos (BIO101) in clinical development for: COVID 19 respiratory failure resulting from SARS - Co - V2 infection Sarcopenia: Phase 2 An age - related degeneration of skeletal muscle Duchenne’s Muscular Dystrophy (DMD): IND granted A rare pediatric genetic neuromuscular disease Pre - clinical drug candidate Macuneos (BIO201) for diseases of the retina, such as dry Age - related Macular Degeneration (AMD) and Stargardt disease A clinical - stage biotechnology company specialized in age - related diseases

Executive team Stanislas Veillet - Founder & CEO • PhD in genetics, AgroParisTech • 25+ years in biotech; Pharmacia - Monsanto, Danone Group Pierre Dilda - CSO • PhD in pharmacology (Paris V) • 25 years experience in pharmaceutical research, in both academic and industrial settings Samuel Agus - CMO • MD, PhD, Board - certified Neurologist • 15+ years pharma/biotech experience including Abbott, Shire and Teva Pharmaceuticals 5 Waly Dioh - COO • PhD in phytopathology (Paris XI) and MBA • 21+ years biotech experience in France and the U.S. and R&D at Monsanto Evelyne Nguyen - CFO • 30+ years of experience in Corporate Finance for International Pharma & Biotech companies (BMS , LFB, Nicox SA, ANMPartners) • Expertise in cross - borders transactions between Europe, US and Asia

Our clinical pipeline 6 • Second generation drug candidates, BIO103 and BIO203, are life - cycle extension candidates in the preclinical Phase Sarconeos (BIO101) Macuneos (BIO201) Candidate Indication Preclinical Covid - 19 DMD Program COVA MYODA Dry AMD Stargardt MACA Sarcopenia SARA Phase 1 Phase 2 Phase 3

Sarconeos (BIO101) is believed to activate MAS receptor, a key factor for muscle and respiratory functions • MAS receptor: a key component of the Re nin - Angiotensin System (RAS) • Triggers two important downstream signaling - pathways in myocytes: PI3K/AKT/mTOR: Increases protein synthesis, preserving muscle mass and increasing muscle strength AMPK/ACC Stimulates energy production , increasing muscle strength and mobility 7 Protein Synthesis Energy Production AKT Pathway AMPK Pathway MAS Receptor

8 Sarconeos (BIO101) for respiratory failure in COVID - 19 • SARS - CoV - 2 uses ACE2 to penetrate the lungs destabilizing RAS system and causing respiratory failures • Sarconeos (BIO101) activates the MAS receptor, a key component of the protective arm of the RAS system

We believe Sarconeos (BIO101) improves muscle strength and mobility in animal model Administration of 50 mg/kg/day of Sarconeos (BIO101) demonstrated a statistically significant (p<0.01) improvement in maximum running velocity (Vmax) c ompared to “old” control mice, c ompensating almost completely for the loss of mobility due to aging Beneficial effect on mobility in aged mice fed with high fat diet 1 Administration of 50 mg/kg/day of Sarconeos (BIO101) demonstrated a preservation of muscle strength while immobilized (d0 - d14) compared to vehicle control in hind limb - immobilized mice Preservation of muscle strength in immobilized mice 1. Results were presented in a poster at the SCWD conference in December 2016 in Berlin, Germany. 9

Early data suggests Sarconeos (BIO101) improves respiratory functions in animal model Chronic (8 week) daily administration of 50 mg/kg/day of Sarconeos (BIO101) statistically significantly (p<0.001) improved lungs mechanical properties measured by airway resistance Improves lungs mechanical properties C57BL10 - mdx mice treated with 50 mg/kg/day of Sarconeos (BIO101) over 8 weeks showed a improvement in airway responsiveness (PenH) as compared to untreated control C57BL10 - mdx mice Results were presented in March 2019 at the annual international congress of Myology in Bordeaux, France Improves the time - dependent degradation of respiratory function

Sarconeos (BIO101) results in Phase 1 study (SARA - PK) in elderly healthy volunteers Sarconeos (BIO101) showed a dose dependent effect on muscle growth and repair (PIIINP) and a dose dependent negative effect on muscle wasting (myoglobin) • Single and multiple ascending doses tested in 54 healthy adult and elderly (over 65 years) volunteers • Safety profile : No Severe Adverse Events • Two active doses (175 & 350 mg b.i.d.) have been selected for the upcoming Phase 2 studies 11

Sarcopenia: a large unmet medical need with no currently approved drugs • Age - related degeneration of skeletal muscle characterized by a loss of muscle mass, strength and functional issues such as the ability to stand and/or walk • A major cause of mobility disability, resulting in a loss of independence and increased risk of adverse events (for example falls) , which can shorten life expectancy 12 Sarconeos (BIO101): x Only drug candidate in Phase 2 currently being tested for sarcopenia x Myostatin inhibitors halted for lack of effectiveness in neuromuscular diseases • Prevalence estimated between 6 - 22% in the elderly (defined as over 60 years of age), a population expected to double from approximately 962 million in 2017 to 2.1 billion by 2050 1 1 United Nations’ World Population Prospects: 2017 Revision

SARA - INT: Phase 2 clinical trial in sarcopenia • Global, double - blind, randomized, placebo - controlled trial: NCT03452488 • Recruitment completed March 2020 for 233 elderly patients with sarcopenia at risk of mobility disability over 22 centers in the US and Belgium Objectives Key Endpoints Subpopulation Analysis • Assess safety and efficacy of two doses of Sarconeos (BIO101) administered orally with a meal over 26 weeks, as compared to placebo • Treatment effect on improvement of physical function and on decrease of risk of mobility disability Primary • 400 - meter walk test (400MWT) - 0.05 m/s is considered the minimal meaningful change Key secondary • Changes in time to rise from a chair. • 400MWT responder analysis • Patient reported outcomes (PRO) 13 • Age (≥65 or over) • Low mobility measured by Short Performance Physical Battery (SPPB) ≤8 out of 12 • DEXA body composition as measured by ALM/BMI (appendicular lean mass / body mass index) • Able to exercise for 30 minutes per day 5 days per week Inclusion Criteria

SARA - INT: topline results expected in Q2 2021 14 Recruitment Dr. Roger Fielding , PhD, Director of the Nutrition, Exercise Physiology & Sarcopenia Laboratory at Tufts University in Boston and Principal Investigator of SARA - INT trial “ The SARA - INT Phase 2 trial is investigating a new treatment for sarcopenia, a disease of aging which is characterized by loss of muscle mass and function. Product 2019 2020 2021 175 & 350 mg b.i.d of Sarconeos (BIO101) SARA - INT Phase 2 • No safety issue observed to date, with multiple DSMB /DMC Meetings with the conclusion that the benefit – risk ratio permits study continuation. • Last patient out in December 2020 with 196 patients having completed the study. • Top line trial results expected in Q2 2021.

COVA Study: targeting hospitalized patients with respiratory failure, and not intubated • Patients aged 45 and above , with proven COVID - 19, and severe respiratory symptoms: • With evidence of respiratory decompensation ≤7 days before start of study medication, meeting one of the following: • Tachypnea: ≥ 25 breaths per minute • Arterial oxygen saturation ≤92% • Allowed medications: • antiviral agents such as Remdesivir, Bamlanivimab, • anti - inflammatory agents such as Dexamethasone 15 81% 14% 5% Mild cases: infection without or with mild signs of pneumonia Critical cases: requiring mechanical ventilation Severe cases: signs of respiratory de - compensation, not requiring ventilation Target population Adapted from Wu et al. JAMA, 2020

16 COVA : Sarconeos (BI0101 ) evaluating prevention of further respiratory deterioration linked to COVID - 19 Product 2020 2021 350 mg b.i.d of Sarconeos (BIO101) COVA Study • This is a P hase 2/3 seamless study design • Global , multi - cent er • Double - blind, placebo controlled • Group sequential (2 parts), adaptive design • Sarconeos (BIO101) 350mg BID vs. P lacebo Part Goal Analysis by the DSMB/DMC Number of participants 1 1. Obtain safety and tolerability data on ( BIO101 ) 2. Obtain an indication of activity for BIO101 IA1: 1 st interim analysis Decide on the beginning of part 2 recruitment (based on safe ty analysis from the first 20 patients) Assess indication of activity of BIO101 50 1 : 1 randomization 2 Re - assess the sample size for step 2 IA2: 2 nd interim analysis to confirm sample size for Part 2 155 (an addition of 105 participants) 1 : 1 randomization Confirmation of the effect of BIO 101 in preventing further respiratory deterioration Final analysis 310 , potentially increased by 50% (up to 465 , based on interim analysis 2 ) 1 : 1 randomization

Key milestones □ COVA started in Belgium, Brazil, France and US □ COVA completion of patient enrollment (Part 1 ) in January 2021 □ COVA interim analysis of Part 1 expected in Q 1 2021 □ COVA IRB approvals for Part 2 in all the respective jurisdictions □ COVA completion of patient enrollment (Part 2 ) expected in Q 1 2021 □ COVA topline results and regulatory submissions expected in Q 2 2021 □ SARA - INT (Phase 2 ) patient enrollment completed in March 2020 □ SARA - INT last patient out (LPO) completed in Dec 2020 □ SARA - INT topline trial results expected in Q 2 2021 ✓ 17 ✓ ✓ ✓

CONTACTS:

- Stanislas Veillet – CEO
  stanislas.veillet@biophytis.com

- Evelyne NGUYEN – CFO
  evelyne.nguyen@biophytis.com

Thank you



EPA: ALBPS

Proposed Nasdaq trading symbol: "BPTS"

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